LEASE AGREEMENT

Between

ALTA SORRENTO OFFICE CENTER, LLC,

as Landlord

and

5BARZ INTERNATIONAL INC,

as Tenant

Premises:

9444 Waples Street, Suite 140

San Diego, CA

Dated as of July 24, 2013

Please refer to the accompanying Exhibit 99.1 document in PDF format.